CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 9, 2005, relating to the financial statements and financial highlights, which appear in the July 31, 2005 Annual Report to Shareholders of Franklin International Smaller Companies Growth Fund, a portfolio of Franklin Global Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
May 30, 2006